INFINITY PROPERTY AND CASUALTY CORPORATION NAMES NEW DIRECTOR

Birmingham, Alabama – August 4, 2015 – Infinity Property and Casualty Corporation (NASDAQ: IPCC) announces the appointment of James L. Weidner to its Board of Directors. Mr. Weidner will serve as a member of the Board's Audit and Investment Committees.
Mr. Weidner recently retired from Cooperative of American Physicians after serving 20 years as Chief Executive Officer. Mr. Weidner also serves on the Board of the Chicago Sinfonietta, a symphony orchestra, and is involved with the City of Hope, a research and treatment center for cancer, diabetes and other life threatening diseases.
Infinity Property and Casualty Corporation is a national provider of personal automobile insurance with a concentration on nonstandard auto insurance. Its products are offered through a network of approximately 11,800 independent agencies and brokers. For more information about Infinity, please visit http://www.infinityauto.com.

Source:     Infinity Property & Casualty Corporation
3700 Colonnade Parkway
Suite 600
Birmingham, AL 35243

Contact:    Kelly Langele
Kelly.Langele@ipacc.com
Investor Relations
(205) 803-8219